Exhibit 99.1

www.prvt.com

PRIVATE MEDIA GROUP RECEIVES NASDAQ LETTER REGARDING NON-COMPLIANCE WITH NASDAQ LISTING RULE

BARCELONA, Spain, May 25, 2011 /PR Newswire/ — Private Media Group, Inc.(NASDAQ: PRVT) a worldwide leader in premium-quality adult entertainment products today announced that on May 19, 2011, the Company received a letter from The NASDAQ Stock Market stating that because the Company failed to file its Form 10-Q for the period ended March 31, 2011, on or before its due date, and because the Company remains delinquent in filing Form 10-K for the period ended December 31, 2010, on or before its due date, April 15, 2011, it is not in compliance with NASDAQ Marketplace Rule 5250(c)(1) (the “Rule”), which requires that a listed company timely file periodic financial reports with the U.S. Securities and Exchange Commission as a condition to continued listing of its securities. The letter has no immediate effect on the listing of the Company’s Common Stock.

Under the NASDAQ Listing Rules the Company has until June 17, 2011, to submit a plan to regain compliance with the Rule. If the Plan is accepted by NASDAQ, it has the authority to grant an exception to the Rule for up to 180 calendar days from the first delinquent filing’s due date, or until October 12, 2011, to regain compliance with the Rule by filing any past due periodic filings with the SEC. In determining whether to accept the Plan, NASDAQ will consider such things as the likelihood that the two delinquent filings, along with any subsequent periodic filing that becomes due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late filings, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures.

On May 24, 2011, the Company was further advised by the Staff of the NASDAQ Stock Market that if the Form 10-K and Form 10-Q are not filed by June 3, 2011, the Staff will need to send a Staff Determination Letter with regard to the pending issues, including the Company’s failure to comply with NASDAQ Listing Rule 5605(b)(1), which rule requires its Board of Directors to have a majority of independent directors. As previously reported, the Company ceased to comply with this rule on May 12, 2011, upon the resignation of Bernt Akander, an independent director.

The Company is finalizing the delinquent filings and intends to complete them on or before June 3, 2011. The Company is also seeking to identify and appoint a new independent director to fill the vacancy created by the resignation of Bernt Akander. If for any reason the Company is unable to complete the delinquent filings by June 3, 2011, and NASDAQ then issues a Staff Determination Letter, the Company will request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination, and will endeavor to be in compliance with all applicable NASDAQ rules prior to the hearing date. Any such Staff Determination Letter would have no immediate effect on the listing of the Company’s Common Stock

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 104 network operators in 45 countries, digital TV via 38 platforms in 24 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group, Inc.

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group